Exhibit i

McAFEE & TAFT
A PROFESSIONAL CORPORATION

10TH FLOOR - TWO LEADERSHIP SQUARE
211 NORTH ROBINSON, OKLAHOMA CITY, OK 73102-7103
(405) 235-9621 - FAX (405) 235-0439
www.mcafeetaft.com


                                February 24, 2005




American Fidelity Dual Strategy Fund, Inc.
2000 N. Classen Boulevard
Oklahoma City, Oklahoma  73106

                                        Re:  Post-Effective Amendment No. 11 to
                                             Registration Statement on Form N-1A
                                             (File Nos. 333-59185 and 811-08873)

Ladies and Gentlemen:

     You have requested our opinion in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 11 to the above-referenced Registration Statement on Form N-1A of American Fidelity Dual Strategy Fund, Inc. (the "Fund").

     We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     Based upon the foregoing, we are of the opinion that:

     (1) The Fund is a corporation validly existing under the laws of the State of Maryland.

     (2) The shares of the Fund to be issued, if issued and sold in accordance with the Fund's Articles of Incorporation and Bylaws and for the consideration described in the Post-Effective Amendment, will be legally issued, fully paid and non-assessable.

     You may use this opinion letter as an exhibit to the Registration Statement. We consent to the reference to our firm under the caption "Service Providers - Independent Registered Accounting Firm; Attorneys" contained in the Statement of Additional Information which forms a part of the above-referenced Registration Statement.

                                       Very truly yours,


                                       McAfee & Taft A Professional Corporation